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                            U.S. SECURITIES AND EXCHANGE COMMISSION

                                    WASHINGTON, D.C. 20549


                                         FORM 12-b-25

                                  NOTIFICATION OF LATE FILING

                                         (Check One):


[ ] Form 10-K   [ ] Form 20-F   [ ] Form 11-K   [x] Form 10-Q   [ ] Form N-SAR
For Period Ended    January 31, 1994
                 --------------------------------------------------------------
[ ] Transition Report on Form 10-K
[ ] Transition Report on Form 20-F
[ ] Transition Report on Form 11-K
[ ] Transition Report on Form 10-Q
[ ] Transition Report on Form N-SAR
For the Transition Period Ended:_______________________________________________

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NOTHING IN THIS FORM SHALL BE CONSTRUED TO IMPLY THAT THE COMMISSION HAS
VERIFIED ANY INFORMATION CONTAINED HEREIN.


IF THE NOTIFICATION RELATES TO A PORTION OF THE FILING CHECKED ABOVE, IDENTIFY THE ITEM(S) TO WHICH THE NOTIFICATION RELATES:

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PART I - REGISTRANT INFORMATION

       Full Name of Registrant:            Air & Water Technologies Corporation

       Former Name if Applicable:          Not Applicable
_____________________________________________________________________________
       Address of Principal Executive Office (Street Number)

           U.S. Highway 22 West and Station Road, Branchburg, NJ 08876
           -----------------------------------------------------------
                           City, State and Zip Code

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PART II - RULES 12b-25(b) and (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

(a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense [x];
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(b) The subject annual report, semi-annual report, transition report on Form
10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date [x]; and

(c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable [ ].

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PART III - NARRATIVE

In the time immediately preceding and through March 17, 1994, the scheduled last day for filing the Company's report on Form 10-Q for its fiscal quarter ended January 31, 1994, the Company was engaged in continuous discussions with several parties regarding matters any of which, if consummated, would materially affect the Company's capitalization and other information required to be reflected in such report. Pending the resolution of such discussions, the Company was unable, without unreasonable effort or expense, to prepare definitively and file such report. Such discussions have been resolved in a manner which has been the subject of a public announcement this day, March 18, 1994.

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PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

Douglas A. Satzger, Senior V.P. and General Counsel   908           685-4677
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      (Name)                                     (Area Code) (Telephone Number)

(2) Have all other periodic reports required under section 13 or 15(d) of the Securities Exchange Act of 1934 or section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).
                                                             [x] Yes   [ ] No
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(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                                             [x] Yes   [ ] No

If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

For the reasons set forth in Item III it is impracticable to respond at this time. The requested information will be included in the Company's 10Q, which will be filed no later than March 22, 1994.

                             Air & Water Technologies Corporation
                          ------------------------------------------
                         (Name of Registrant as specified in charter)

have caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date       March 18, 1994                       By     /s/ Anthony DiMichele
           --------------                           -------------------------
                                                        Anthony DiMichele
											                                             Vice President and
							                                                 Chief Financial Officer


INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.